Filed Pursuant to Rule 424(b)(7)

Registration No. 333-176290

PROSPECTUS SUPPLEMENT

(To prospectus dated August 12, 2011)

12,133,220 Shares

Tanger Factory Outlet Centers, Inc.

Common Shares

This prospectus supplement supplements the prospectus dated August 12, 2011, relating to the resale by selling shareholders of our common shares that may be issuable upon the exchange of limited partnership units in our operating partnership, Tanger Properties Limited Partnership.

You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the prospectus.

You should carefully consider the risks discussed in “Risk Factors” beginning on page 3 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus before you invest in our common shares that may be issuable upon exchange of the limited partnership units.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is January 6, 2012.

The section entitled “Selling Shareholders” in the prospectus is superseded in its entirety with the following:

SELLING SHAREHOLDERS

The selling shareholders may sell under this prospectus a total of up to 12,133,220 common shares issuable upon the exchange of limited partnership units in the Operating Partnership. The common shares subject to sale pursuant to this prospectus may be offered from time to time, in whole or in part, by the selling shareholders (and their nominees and successors), donees, transferees or other successors-in-interest. Our registration of the common shares issuable upon conversion of the limited partnership units does not necessarily mean that the selling shareholders will sell all or any of the common shares issuable upon exchange of their units. In addition, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of the common shares issuable upon conversion of their units in transactions exempt from the registration requirements of the Securities Act of 1933 or pursuant to this prospectus.

The table below sets forth information regarding the beneficial ownership of our common shares by the selling shareholders as of November 14, 2011, except that the information regarding Laurie Nehmen is as of December 30, 2011 and the information regarding Steven B. Tanger is as of January 4, 2012. The information regarding the selling shareholders’ beneficial ownership after the sales made pursuant to this prospectus assumes that all of the common shares subject to sale pursuant to this prospectus will have been sold. The information set forth below relating to the number of common shares such shareholder currently owns and the number of our common shares receivable upon exchange of units was provided by or on behalf of the selling shareholders and may change over time.

Selling Stockholders	Number of Common Shares Owned Prior to Exchange		Number of Common Shares Receivable Upon Exchange of Units Owned Before Any Sale	Number of Common Shares Subject to Sale Pursuant to this Prospectus	Number of Common Shares Owned After Sale of All Shares Subject to Sale Pursuant to this Prospectus*
Steven B. Tanger	431,193	(1)	3,657,208	3,657,208	431,193
Jane T. Black Section 10 Trust	65,417	(2)	1,427,236	1,427,236	65,417
Susan Tanger Nehmen	18,654	(3)	866,336	866,336	18,654
Pigeon Forge Factory Stores, Inc.	37,873	(4)	826,284	826,284	37,873
SKT Trust #2010-01	30,358	(5)	662,324	662,324	30,358
Debra S. Tanger	0		655,668	655,668	0
Marcie Nehmen Pantzer	19,058	(6)	22,376	22,376	19,058
Laurie Nehmen	29,406	(7)	663,704	663,704	29,406
Steven B. Tanger Spray Trust 2010	28,665	(8)	625,396	625,396	28,665
SKT Marital Trust	19,313	(9)	421,360	421,360	19,313
Stacey D. Black Section 12 Trust	162,526	(10)	281,936	281,936	162,526
Jason D. Black Section 12 Trust	162,528	(11)	281,936	281,936	162,528
Susan L. Tanger Spray Trust	10,138	(12)	221,188	221,188	10,138
Jane Tanger Spray Trust	14,138	(13)	221,188	221,188	14,138
Jane Tanger Black Revocable Trust	9,387	(14)	202,624	202,624	9,387
Tanger-P.F. Properties, Inc.	5,884	(15)	128,380	128,380	5,884
SKT/DST Irrevocable Insurance Trust	4,873	(16)	106,324	106,324	4,873
Doris S. Tanger	6,286	(17)	49,880	49,880	6,286
DST-JTB Article II Trust	2,192	(18)	47,816	47,816	2,192
DST-STN Article II Trust	2,192	(19)	47,816	47,816	2,192
SKT-STN Article II Trust	1,717	(20)	37,456	37,456	1,717
SKT-JTB Article II Trust	1,717	(21)	37,456	37,456	1,717

*	Assumes that the selling shareholders will sell all of their common shares subject to sale pursuant to this prospectus. There is no assurance that the selling shareholders will sell all or any of their common shares. After the completion of this offering none of the selling shareholders will hold one percent or more of our common shares assuming that all of the selling shareholders, including Steven B. Tanger, sell all of their common shares subject to sale pursuant to this prospectus.

(1)	Steven B. Tanger is the President and Chief Executive Officer and a Director of the Company. The amount shown as “Number of Common Shares Owned Prior to Exchange” and “Number of Common Shares Owned After Sale of All Shares Subject to Sale Pursuant to this Prospectus” does not include 685,812 common shares indirectly held by the Steven B. Tanger 2011 Family Trust, of which Mr. Tanger is a beneficiary. Please also see notes 4 and 15 below.

(2)	W. William Gust is the trustee of the Jane T. Black Section 10 Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

(3)	Susan Tanger Nehmen is the sister of Steven B. Tanger, our President and Chief Executive Officer. Please also see notes 4 and 15 below.

(4)	Steven B. Tanger is the President and a board member, Susan Tanger Nehmen is the Secretary and a board member, and John H. Vernon, III is the executor of the Estate of Stanley K. Tanger, which is the sole shareholder of Pigeon Forge Factory Stores, Inc. (“Pigeon Forge”) and thus may be deemed to have shared beneficial ownership of the common shares subject to sale pursuant to this prospectus by Pigeon Forge.

(5)	John H. Vernon, III is the trustee of the SKT Trust #2010-01 (“SKT 2010 Trust”) and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by the SKT 2010 Trust. During the third quarter of 2010, Stanley K. Tanger, our founder, transferred his general partnership interest in the Tanger Family Limited Partnership, to the Stanley K. Tanger Marital Trust. Prior to its dissolution on June 1, 2011, the Tanger Family Limited Partnership (the “Family Partnership”) was the noncontrolling interest in the Company’s consolidated financial statements. Mr. Vernon is the sole trustee of the Stanley K. Tanger Marital Trust, and thus was effectively the general partner of the Family Partnership prior to its dissolution. Mr. Vernon may have been deemed the beneficial owner of the Family Partnership’s holdings prior to its dissolution due to his sole voting and investment power with respect to such holdings. In addition, Mr. Vernon is a partner at the law firm of Vernon, Vernon, Wooten, Brown, Andrews & Garrett (the “Vernon Law Firm”), which has served as our principal outside counsel since our inception in 1993. We paid the Vernon Law Firm approximately $1,617,000 in legal fees for the fiscal year ended December 31, 2011. Moreover, Mr. Vernon owns 8,000 of our common shares held in a trust which was established by him, is revocable by him and is for the sole benefit of him and his family. Please also see notes 4, 9 and 16.

(6)	Marcie Nehmen Pantzer is the daughter of Susan Tanger Nehmen and the niece of Steven B. Tanger, our President and Chief Executive Officer. Ms. Pantzer previously sold 641,328 common shares under this prospectus.

(7)	Laurie Nehmen is the daughter of Susan Tanger Nehmen and the niece of Steven B. Tanger, our President and Chief Executive Officer.

(8)	Freddy H. Robinson is the trustee of the Steven B. Tanger Spray Trust 2010 and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale by such trust.

(9)	John H. Vernon, III is the trustee of the SKT Marital Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust. Please see note 5 above for more information concerning the relationships between Mr. Vernon and the SKT Marital Trust and the Company in the past three years.

(10)	Leslie L. Anderson is the trustee of the Stacey D. Black Section 12 Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

(11)	Edwin Leavitt-Gruberger is the trustee of the Jason D. Black Section 12 Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust.

(12)	Leslie L. Anderson is the trustee of the Susan L. Tanger Spray Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust.

(13)	W. William Gust is the trustee of the Jane Tanger Spray Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

(14)	Jane Tanger Black is the trustee of the Jane Tanger Black Revocable Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust. Jane Tanger Black is the sister of Steven B. Tanger, our President and Chief Executive Officer. Please also see note 15 below.

(15)	Steven B. Tanger, our President and Chief Executive Officer, is the President, a board member and a shareholder, Susan Tanger Nehmen is the Secretary, a board member and a shareholder and Jane Tanger Black is a shareholder of Tanger-P.F. Properties, Inc. and thus may be deemed to have shared beneficial ownership of the common shares subject to sale pursuant to this prospectus by Tanger-P.F. Properties, Inc.

(16)	John H. Vernon, III and R. Joyce Garrett are the trustees of the SKT/DST Irrevocable Insurance Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust. Please see note 5 above for more information concerning the relationships between Mr. Vernon and the Company in the past three years. In addition, please see note 9. Ms. Garrett is a partner at the Vernon Law Firm, which has served as our principal outside counsel since our inception in 1993. We paid the Vernon Law Firm approximately $1,617,000 in legal fees for the fiscal year ended December 31, 2011.

(17)	Doris S. Tanger is the mother of Steven B. Tanger, our President and Chief Executive Officer, and the widow of our founder, Stanley K. Tanger.

(18)	W. William Gust is the trustee of the DST-JTB Article II Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

(19)	Leslie L. Anderson is the trustee of the DST-STN Article II Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust.

(20)	Leslie L. Anderson is the trustee of the SKT-STN Article II Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to sale owned by such trust.

(21)	W. William Gust is the trustee of the SKT-JTB Article II Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to sale owned by such trust.

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